Exhibit 1(f)
                               THE RBB FUND. INC.

                          ARTICLES SUPPLEMENTARY TO THE
                                     CHARTER

               THE RBB FUND. INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: The Board of Directors of the Corporation, an open-end investment company registered under the Investment Company Act of 1940, as amended, and having authorized capital of ten billion (10,000,000,000) shares of common stock, par value $.001 per share, at a meeting held on April 24, 1990, adopted resolutions increasing the number of shares of common stock that are classified (but not increasing the aggregate number of authorized shares) into separate classes by:

               classifying one billion (1,000,000,000) of the previously authorized, unissued and unclassified shares of the common stock of the Corporation, par value $.001 per share, with an aggregate par value of one million dollars ($1,000,000), as Class L Common Stock which, when added to the existing five hundred million (500,000,000) authorized shares of Class L Common Stock resulted in an aggregate of one billion five hundred million
(1,500,000,000) shares of the common stock of the common stock of the Corporation classified as Class L Common Stock;

               classifying five hundred million (500,000,000) of the previously authorized, unissued and unclassified shares of the common stock of the Corporation. par value $.001 per share. with an aggregate par value of five hundred thousand dollars ($500,000), as Class 0 Common Stock;

               classifying one hundred million (100,000,000) of the previously authorized, unissued and unclassified shares of the common stock of the Corporation, par value $.001 per share, with an aggregate par value of one hundred thousand dollars ($100,000), as Class P Common Stock; and

               classifying one hundred million (100,000,000) of the previously authorized. unissued and unclassified shares of the common stock of the Corporation, par value $.001 per share. with an aggregate par value of one hundred thousand dollars ($100,000), as Class Q Common Stock.

               SECOND:  A  description  of the  shares  so  classified  with the preferences, conversion and other rights. voting powers. restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation is as follows:

               A description of the preferences, conversion and other rights, voting powers. Restrictions, limitations as to dividends. qualifications and terms and conditions or redemption of each class of common stock of the Corporation is set forth in Article VI, Section (6) of the Corporation's Charter, and has not been changed by the Board of Directors of the Corporation.

               THIRD: The shares aforesaid have been duly classified by the Board of Directors of the Corporation pursuant to authority and power contained in the charter of the Corporation.

               FOURTH: Immediately before the increase in the number of shares of common stock that have been classified into separate classes:

               (a)  the   Corporation   had   authority  to  issue  ten  billion
(10,000,000,000) shares of its common stock; and

               (b) the number of shares of each authorized class of common stock was as follows: Class A - one hundred million (100,000,000), par value $.001 per share; Class B - one hundred million (100,000,000), par value $.001 per share; Class C - one hundred million (100,000,000), par value $.001 per share; Class D -one hundred million (100,000,000), par value $.001 per share; Class E - five hundred million (500,000,000), par value $.001 per share; Class F - five hundred million (500,000,000), par value $.001 per share; Class G - five hundred million (500,000,000), par value $.001 per share; Class H - five hundred million
(500,000,000),  par  value  $.001  per  share;  Class I - five  hundred  million
(500,000,000),  par  value  $.001  per  share;  Class J - five  hundred  million
(500,000,000),  par  value  $.001  per  share;  Class K - five  hundred  million
(500,000,000),  par  value  $.001  per  share;  Class L - five  hundred  million
(500,000,000),  par  value  $.001  per  share;  Class M - five  hundred  million
(500,000,000), par value $.001 per share; and Class N - five hundred million (500,000,000), par value $.001 per share, for a total of five billion four hundred million (5,400,000,000) shares classified into separate classes of common stock.


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               After the increase in the number of shares of common stock that have been classified into separate classes:

               (c) the Corporation had the authority to issue ten billion (10,000,000,000) shares of its common stock; and

               (d) the number of authorized shares of each class was and is now an follows: Class A - one hundred million (100,000,000), par value $.001 per share; Class B - one hundred million (100,000,000), par value $.001 per share; Class C - one hundred million (100,000,000), par value $.001 per share; Class D
- one hundred million (100,000,000), par value $.001 per share; Class E - five hundred million (500,000,000), par value $.001 per share; Class F - five hundred million (500,000,000), par value $.001 per share; Class G - five hundred million (500,000,000), par value $.001 per share; Class R - five hundred million (500,000,000), par value $.001 per share; Class I - five hundred million (500,000,000), par value $.001 per share; Class J - five hundred million (500,000,000), par value $.001 per share; Class K - five hundred million (500,000,000), par value $.001 per share; Class L - one billion five hundred million (1,500,000,000), par value $.001 per share; Class M - five hundred million (500,000,000), par value $.001 per share; Class N - five hundred million (500,000,000), par value $.001 per share; Class O - five hundred million (500,000,000), par value $.001 per share; Class P - one hundred million (100,000,000), par value $.001 per share; and Class Q - one hundred million (100,000,000), par value $.001 per share, for a total of seven billion one hundred million (7,100,000,000) shares classified into separate classes of common stock.

               The aggregate par value of the ten billion (10,000,000,000) authorized shares of common stock of the Corporation immediately before the increase in the number of shares that have been classified into separate classes of common stock was ten million dollars ($10,000,000), Immediately after the increase in the number of shares that have been classified into separate classes of common stock, the aggregate par value of the ten billion (10,000,000,000) authorized shares of common stock was and now is ten million dollars ($10,000,000).

               IN WITNESS WHEREOF. The RBB Fund, Inc. has caused these presents to be signed and attested in its name and on its behalf by its President and Secretary on April 30, 1990.

 ATTEST:                               THE RBB FUND INC.

 /s/MORGAN R. JONES                     By:/s/JOE MCKEE THOMSON
 ------------------                     -----------------------
 Morgan R. Jones                       Joe McKee Thomson
 Secretary                             President

               THE UNDERSIGNED, President of The RBB Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


 /s/JOE MCKEE THOMSON
 --------------------
 Joe McKee Thomson
 President